Exhibit 10.5

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Non-Competition, Non-Solicitation and Confidentiality Agreement (this “Agreement”) is made and entered into by and between CW Petroleum Corp, a Wyoming corporation, and its subsidiaries (the “Company”), and Christopher Williams, an individual residing in Texas (the “Executive”) entered into as of June 6, 2022, (the “Effective Date”). Capitalized terms not defined in this Agreement have the meanings given to them in the Employment Agreement dated June 6, 2022 by and between the Company and the Executive.

WHEREAS, reference is made to that certain Employment Agreement dated June 6, 2022 by and between the Company and the Executive (the “Employment Agreement”); and

WHEREAS, this Agreement is in connection with the Executive’s Employment by the Company pursuant to the Employment Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained in this Agreement and in the Employment Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1. Non-Disclosure; Non-Competition.

(a) In consideration, and as a condition, of: (i) Executive’s continued employment in which the Company will provide Confidential Information (as defined below) to Executive; and (ii) Executive’s receipt and retention of the payments and benefits set forth in the Employment Agreement, Executive voluntarily agrees to the terms set forth in this Agreement.

(b) Executive agrees and acknowledges that the covenants set forth in this Agreement are reasonable in all respects and not oppressive, are necessary to protect the Confidential Information, goodwill and legitimate business interests, and will not cause Executive undue hardship. Executive further acknowledges and agrees that this Agreement, and his commitment to the covenants in this Agreement, further aligns his interests with the interests of the Company upon, and after, the Effective Date.

(c) Executive expressly promises and agrees that, between the Effective Date and the date that is twelve (12) months after termination of the Employment Agreement (such period, the “Non-Compete Period”), Executive shall not, without the prior written approval of the Company, directly or indirectly:

(i) participate in the ownership, management, operation or control of, or serve as an officer, employee, partner or director of, or contractor or consultant to, or have any financial interest in any person or entity that is primarily engaged in any business that is in competition with the Company (the “Competitive Business”), or aid or assist any such person or entity that is a Competitive Business; or

(ii) within the Market Area (as defined below), call upon any prospective acquisition candidate (on Executive’s own behalf or on behalf of any person or entity that is primarily engaged in a Competitive Business or any other acquisition) that was, to Executive’s knowledge, either called upon by the Company or for which Company made an acquisition analysis, for the purpose of acquiring such entity.

(d) It shall not be a violation of this Agreement for Executive to own an aggregate of not more than two percent (2%) of the outstanding stock of any class of any corporation that is a Competitive Business in the Market Area (as defined below) if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange; provided that Executive does not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(e) For purposes of this Agreement, a person or entity shall be deemed to be primarily engaged in the Competitive Business if, at any time during the Non-Compete Period, (i) fifty percent (50%) or more of its capital is invested in assets used in the Competitive Business or (ii) such person or entity derives fifty percent (50%) or more of its revenue from the activities of the Competitive Business.

(f) Executive shall not, at any time or in any manner, directly or indirectly, disclose any Confidential Information (as defined below) to any person who is not a director, officer, executive employee, or agent of the Company, or otherwise use or disclose Confidential Information.

2. Definitions.

(a) “Confidential Information” shall mean all confidential or proprietary information belonging to Company including all trade secrets and non-public information, financial information or data, personnel information, information about customers or vendors, proprietary rights, formulas, technical data, business information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, of the Company or its successors. Confidential Information includes information that gives the Company or its successors an advantage over competitors and is not generally known by competitors or readily ascertainable by independent investigation. Confidential Information shall not include information that becomes generally available to the public through no act or omission of Executive or anyone acting in concert with Executive.

(b) “Market Area” shall mean the geographic area comprised of any county or county contiguous thereto in which Executive provided services on behalf of Company or in which there was business conducted by Company about which Executive had access to Confidential Information, during the twelve (12) months preceding the Effective Date.

3. Permitted Disclosures.

(a) Notwithstanding the foregoing, nothing in this Agreement (or in any other agreement between Executive and the Company) shall prevent Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive individually from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law.

(b) Pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct. For the avoidance of doubt, Executive’s engaging in the conduct permitted by Section 3 of this Agreement shall not be deemed a violation of this Agreement.

4. Non-Solicitation.

(a) Executive agrees that for the entire period between the Effective Date and the date that is twelve (12) months after the termination of the Employment Agreement (such period, the “Non-Solicit Period”), Executive shall not, directly or indirectly, as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner or in any other individual or representative capacity whatsoever, either for Executive’s own benefit or for the benefit of any other person or entity:

(i) hire, contract or solicit for employment or a contractual relationship or attempt any of the foregoing with respect to any employee, former employee, contractor or former contractor (who was employed or retained by either Company the six (6) months preceding the Effective Date of this Agreement) of Company about whom Executive had access to Confidential Information as a result of Executive’s employment with Company;

(ii) induce or otherwise counsel, advise, or encourage any employee or contractor of Company, about whom Executive had access to Confidential Information as a result of Executive’s employment with Company, to leave the employment of the Company or terminate the contractor’s relationship with the Company; or

(iii) call upon, solicit, divert or take away, any customer or vendor (who was a customer or vendor during the period between the twelve (12) months preceding the Effective Date of this Agreement and the date that is twelve (12) months after the termination of the Employment Agreement) of Company for whom Executive provided services on behalf of Company or about whom Executive had access to Confidential Information as a result of Executive’s employment with Company; or

(iv) solicit to use or use any Company employee to provide services (including, but not limited to, administrative, accounting, information technology, or human resources) to assist Executive, or those acting on Executive’s behalf, in the opening or operating of any non-Company office location or in the conducting or operating of any non-Company business.

5. Tolling. If Executive is found to have breached any promise made in Sections 1 or 4 of this Agreement, the Non-Compete or Non-Solicit Period (as applicable) of this Agreement shall be extended by one (1) month for each month in which Executive was in breach so the Company has the benefit of the entire Non-Compete or Non-Solicit Period.

6. Severability. The covenants in this Agreement, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and this Agreement shall thereby be reformed. By agreeing to this contractual modification prospectively, Executive and the Company intend to make this provision enforceable under the law or laws of all applicable states so that this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

7. Remedies. Because of the difficulty of measuring economic losses to the Company as a result of a breach or threatened breach of the covenants set forth in this Agreement, and because of the immediate and irreparable damage that would be caused to the Company for which it would have no other adequate remedy, the Company shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned remedies shall not be the Company’s exclusive remedies for a breach but instead shall be in addition to all other rights and remedies available to the Company or their successors at law and equity.

8. Employment with Company. Nothing in this Agreement alters the current nature of Executive’s employment with the Company and Executive’s employment by the Company is made pursuant to the Employment Agreement.

9. Non-Disparagement. During and after Executive’s provision of services to Company and following termination of this Agreement and the Employment Agreement, Executive agrees not to disparage, either orally or in writing, the Company’s businesses, products, services or practices, or any of the Company’s directors, officers or employees.

10. Applicable Law; Submission to Jurisdiction; Attorneys’ Fees.

(a) This Agreement shall in all respects be construed exclusively according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.

(b) With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts, as applicable, located in Katy, Texas.

(c) In the event of any litigation or other proceeding in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs incurred from the other party, in addition to any damages awarded; provided, that the determination of which party is the prevailing party shall be determined by the totality of the circumstances (including the amount of the claim relative to the amount of the award); therefore, the prevailing party may or may not be the party in whose favor judgment was entered.

11. WAIVER OF JURY TRIAL. Executive and the Company irrevocably waive to the fullest extent permitted by law any and all right to a jury in any action, suit or other legal proceeding based upon, arising out of or related to this Agreement.

12. Disclosure of Ownership or Financial Relationship. Executive agrees to disclose on Schedule A attached hereto, any interest in, position in, or financial relationship with, any supplier, customer or competitor of the Company (except for an investment in publicly traded securities). Executive agrees to update or reaffirm the attached Schedule A by written notice from the Company upon request, or at any time Executive acquires, directly or indirectly, any interest, position or relationship as described above.

13. Entire Agreement. This Agreement and the Employment Agreement contain the entire agreement of the parties with respect to the matters covered in this Agreement and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof; provided, however, this Agreement shall complement and be in addition to (and not replace) any and all other agreements between the Company and Executive that create obligations for Executive with respect to confidentiality, non-disclosure, non-competition or non-solicitation. Further, the obligations created for Executive by this Agreement are in addition to all other statutory and common law obligations, including all such obligations with respect to the protection of trade secrets and non-use or non-disclosure of Confidential Information.

14. Amendment. This Agreement may be amended only by a written instrument executed by the parties hereto.

15. Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

16. Assignment. This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive. The Company may assign this Agreement and its rights hereunder without Executive’s consent to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company. Upon such assignment, all references to the Company in this Agreement shall include such successor and its affiliates for all purposes in this Agreement.

17. Notices. Any notice or other communication required to be given hereunder shall be deemed to have been properly given or delivered when delivered personally or three (3) days after being sent by first class mail with all postage and charges prepaid and addressed as provided below. Any party may change its address by notifying the others in writing of his or its new address.

18. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

19. Executive’s Acknowledgments. Executive acknowledges that this Agreement is reasonable in all respects, and Executive enters into this Agreement knowingly and voluntarily. Executive further acknowledges that nothing in this Agreement shall be deemed to alter Executive’s obligations associated with compliance with applicable laws and policies of the Company related to Executive’s service on the board of directors the Company.

20. Title and Headings; References; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references in this Agreement to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The words “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use of the word “including” in this Agreement, following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” is not exclusive. Neither this Agreement nor any uncertainty or ambiguity in this Agreement shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, Executive and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EXECUTIVE

/s/ Christopher Williams
Christopher Williams, an Individual

COMPANY

CW PETROLEUM CORP

By:	/s/ Greg Roda
Name: Greg Roda
Title: Director

SCHEDULE A

[To Be Attached]